Chicopee Bancorp, Inc. Announces Seventh Stock Repurchase Plan

Company Release – June 1, 2012

CHICOPEE, Massachusetts.-- Chicopee Bancorp, Inc. (the “Company”) (NASDAQ: CBNK), the holding company for Chicopee Savings Bank, announced today that its Board of Directors has approved its seventh stock repurchase program (the “Repurchase Program”). Under the Repurchase Program, the Company intends to repurchase up to 272,000 shares, or approximately 5%, of the Company’s outstanding common stock. The Company will commence its seventh stock repurchase program immediately upon the completion of its sixth repurchase program, announced on September 30, 2011, which has 31,321 shares remaining. The Company intends to purchase its shares from time to time at prevailing prices in the open market, in block transactions, in privately negotiated transactions, and under any plan that may be deployed in accordance with Rule 10b-5(1). The repurchased shares will be held by the Company as treasury stock and will be available for general corporate purposes. Mr. William J. Wagner, President and CEO, stated: “Our strong capital position gives us the flexibility to repurchase shares when opportunities arise and provides us another capital management strategy to continue our commitment to maximize shareholder value.”

Chicopee Bancorp, Inc. is a publicly owned corporation and the holding company for Chicopee Savings Bank. Chicopee Savings Bank is headquartered in Chicopee, Massachusetts and operates nine offices in West Springfield, Ludlow, Chicopee, Ware, and South Hadley Massachusetts. Chicopee Savings Bank offers a broad array of retail and commercial lending and deposit services.

Contact:

Chicopee Bancorp, Inc.

Guida R. Sajdak, 413-594-6692

Senior Vice President, Chief Financial Officer and Treasurer